Exhibit 10.15

FIRST AMENDMENT TO SALARY CONTINUATION AGREEMENT

This amendment (the “Amendment”) is made as of December 14, 2010, by and between Lake Sunapee Bank, FSB, a bank organized and existing under the laws of the United States of America (the “Bank”) and Stephen R. Theroux (“Executive”).

BACKGROUND

Whereas, the Bank and the Executive entered into a salary continuation agreement, dated as of February 14, 2008 (the “Salary Continuation Agreement”) under which Executive is entitled to certain payments in connection with Executive’s termination of employment and/or retirement from the Bank in certain circumstances;

Whereas, the Bank and Executive have agreed to amend the Salary Continuation Agreement in order to increase the benefits available to the Executive;

Now, therefore, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound hereby, amend the Salary Continuation Agreement, with such amendment to be effective as of October 1, 2010, by amending Paragraph IV to read in its entirety as follows:

IV.	Retirement Benefit

Upon attainment of the Retirement Date, the Bank shall pay the Executive an annual benefit equal to Sixty Thousand and 00/100th Dollars ($60,000.00). Said benefit shall be paid in equal monthly installments (1/12th of the annual benefit) until the death of the Executive. Said payment shall be made the first day of the month following the date of such Separation of Service.

In witness whereof, the parties hereto have executed this Amendment as of the day and year first written above.

LAKE SUNAPEE BANK, FSB

By:	/s/ Stephen W. Ensign
Stephen W. Ensign

EXECUTIVE

By:	/s/ Stephen R. Theroux
Stephen R. Theroux